Exhibit 5.1
July 23, 2015

Board of Directors
UnitedHealth Group Incorporated
9900 Bren Road East
Minnetonka, Minnesota 55343

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
I have acted as Deputy General Counsel to UnitedHealth Group Incorporated, a Delaware corporation (the “Company”), in connection with the preparation of its registration statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale by the Company of (i) up to 704,180 shares (the “Catamaran Plan Shares”) of common stock, $.01 par value per share, of the Company (the “Common Stock”) pursuant to awards granted under the Catamaran Corporation Third Amended and Restated Long-Term Incentive Plan, as amended (the “Catamaran Plan”), and (ii) up to 261,605 shares (the “Catalyst Plan Shares”) of Common Stock pursuant to the Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan, as amended (the “Catalyst Plan”).
I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of the opinions set forth below. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to my opinions, I have relied upon certificates of officers of the Company and of public officials.
Based on the foregoing, I am of the opinion that (i) the Catamaran Plan Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Catamaran Plan and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable and (ii) the Catalyst Plan Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Catalyst Plan and any relevant agreements thereunder, will be validly issued, fully paid and nonassessable.
This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. I assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
The opinions expressed above are limited to the Delaware General Corporation Law.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,

/s/ Amy L. Schneider
Amy L. Schneider
Deputy General Counsel